Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	For immediate release
	San Jose, CA 95112-4598	August 3, 2011

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES RESULTS FOR THE 2ND QUARTER OF 2011

SAN JOSE, CA  —  California Water Service Group (NYSE : CWT) today announced net income of $12.2 million and earnings per common share (EPS) of $0.29 for the second quarter of 2011, compared to net income of $10.4 million and EPS of $0.25 for the second quarter of 2010.  Per share amounts reflect the June 10, 2011, two-for-one stock split.

For the quarter, total revenue increased 11%, or $13.1 million, to $131.4 million.  Rate increases added $12.0 million and revenue from sales to new customers added $0.8 million.  Water usage by existing customers and other charges decreased revenue by $2.4 million.  During the quarter, the net effect of the water revenue adjustment mechanism (WRAM) and the modified cost balancing account (MCBA) was an increase of $2.7 million to revenue.   The WRAM is a ratemaking mechanism that decouples water sales from revenues and the MCBA is an account that allows California Water Service Company (Cal Water) to track and recover or refund changes in water production costs.

Total operating expenses were up 10%, or $9.8 million, to $111.8 million. Water production costs increased by 7%, or $2.9 million, to $44.7 million, primarily due to increases in the cost of purchased water costs and pump taxes; these increases were partially offset by a reduction in purchased water quantities.  Administrative costs increased $2.1 million, or 11%, to $20.6 million, due primarily to increases in wage and benefit expenses.  Other operations expenses increased $1.0 million, or 7%, to $15.7 million, due to increased conservation and water quality expenses.

Maintenance expense increased 3%, or $0.1 million, to $5.3 million, compared to $5.2 million for the same period last year. Depreciation expense increased $1.7 million, or 16%, to $12.4 million due to 2010 capital additions and updated depreciations rates adopted by the California Public Utilities Commission effective January 1, 2011.  Income taxes increased $1.5 million, or 22%, to $8.6 million.

Other income, net of income taxes, increased by $0.2 million to $0.2 million.  Interest expense increased $1.6 million, or 28%, to $7.5 million, due to increased interest expense resulting from the November 2010 long-term debt offering.

For the twelve months ended June 30, 2010, net income was $40.2 million and diluted earnings per share were $0.96, compared to net income of $38.4 million and diluted earnings per share of $0.92 for the same period in the prior year.  Revenues for the trailing twelve months were $481 million, compared to $455 million for the same period last year.

On June 29, 2011, the company announced that it had expanded its unsecured revolving credit facilities to $400 million and extended the term for five years.  The proceeds from credit facilities may be used for working capital purposes, including the short-term financing of capital projects.  Also in the second quarter, Standard & Poor’s reaffirmed Cal Water’s general credit rating of A+ stable and AA- for Cal Water’s First Mortgage Bonds.

Finally, at their annual meeting on May 24, 2011, stockholders authorized an increase in shares to allow the two-for-one stock split announced by the Company on April 5, 2011.  The stock split was effective June 10, 2011.

“We are pleased with our second quarter performance and continue to see improvements in rate relief from the 2009 General Rate Case that took effect January 1, 2011.  The rate relief follows our customers’ consumption patterns and as a result, more rate relief is achieved during late spring and summer,” said President and Chief Executive Officer Peter C. Nelson.  “In addition, Standard & Poor’s affirmation of our credit rating and the Company’s expansion of our unsecured lines of credit reflect the strength of our balance sheet and our ability to continue to make prudent investments in infrastructure,” Nelson added.

Rate-Related Matters

On May 1, 2011, California Water Service Company (Cal Water) filed its Cost of Capital (COC) application seeking to increase its return on equity from 10.2 percent to 11.25 percent.  The Company cannot predict the outcome of this application, but it expects to receive a decision from the CPUC by the end of the year.

Other News

On May 17, 2011, Hawaii Water Service Company (Hawaii Water), a wholly owned subsidiary of California Water Service Group, celebrated the completion of a $9.5 million upgrade at its Pukalani Wastewater Treatment Plant with an opening ceremony attended by employees, neighbors, and government dignitaries.  The plant is the first in the state to use state-of-the-art membrane-bioreactor filtration technology, which treats the effluent to a higher quality without increasing the footprint of the facility.

2nd Quarter Teleconference Information

All stockholders and interested investors are invited to listen to the 2011 second quarter teleconference on Thursday, August 4, 2011, at 11 a.m. (EDT) by dialing 1-866-871-4881 and keying in ID #: 1538142.  A replay of the call will be available from 2:00 p.m. (EDT) on August 4, 2011, through October 3, 2011, at 1-888-266-2081, passcode 1538142.   The call, which will be hosted by President and Chief Executive Officer Peter C. Nelson and Vice President and Chief Financial Officer Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Additional information is available at our website at www.calwatergroup.com.

Attachments (2).

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	June 30,	December 31
	2011	2010
ASSETS
Utility plant:
Utility plant	$1,895,384	$1,843,766
Less accumulated depreciation and amortization	(567,788)	(549,469)
Net utility plant	1,327,596	1,294,297
Current assets:
Cash and cash equivalents	32,882	42,277
Receivables
Customers	30,620	25,813
Regulatory balancing accounts	13,085	14,784
Other	6,148	5,386
Unbilled revenue	21,545	13,925
Materials and supplies at average cost	6,064	6,058
Taxes, prepaid expense, and other assets	21,267	17,967
Total current assets	131,611	126,210
Other assets:
Regulatory assets	245,956	229,577
Goodwill	2,615	2,615
Other assets	37,375	39,367
Total other assets	285,946	271,559
	$1,745,153	$1,692,066

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value-68,000 shares authorized, 41,752 and 41,667 outstanding in 2011 and 2010, respectively	$418	$417
Additional paid-in capital	217,937	217,308
Retained earnings	219,885	217,801
Total common stockholders’ equity	438,240	435,526
Long-term debt, less current maturities	477,968	479,181
Total capitalization	916,208	914,707
Current liabilities:
Current maturities of long-term debt	2,377	2,380
Short-term borrowings	32,760	23,750
Accounts payble	51,647	39,505
Regulatory balancing accounts	2,297	3,025
Accrued interest	4,689	4,651
Accrued expenses and other liabilities	37,856	34,037
Total current liabilities	131,626	107,348
Unamortized investment tax credits	2,244	2,244
Deferred income taxes, net	120,046	107,084
Pension and postretirement benefits other than pensions	162,439	155,224
Regulatory liability and Other	70,726	82,204
Advances for construction	187,277	186,899
Contributions in aid of construction	154,587	136,356

	$1,745,153	$1,692,066

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	June 30	June 30
For the Three-Months ended:	2011	2010

Operating revenue	$131,397	$118,321
Operating expenses:
Operations:
Water production costs	44,745	41,834
Administrative and General	20,554	18,480
Other operations	15,738	14,749
Maintenance	5,288	5,158
Depreciation and amortization	12,373	10,638
Income taxes	8,638	7,091
Property and other taxes	4,506	4,087
Total operating expenses	111,842	102,037

Net operating income	19,555	16,284

Other income and expenses:
Non-regulated revenue	3,739	3,692
Non-regulated expenses, net	(3,509)	(3,691)
Gain on sale of non-utility property	62	—
Income tax (expense) on other income and expenses	(112)	—
Net other income	180	1

Interest expense:
Interest Expense	8,061	6,939
Less: capitalized interest	(516)	(1,035)
Net interest expense	7,545	5,904

Net income	$12,190	$10,381

Earnings per share
Basic	$0.29	$0.25
Diluted	$0.29	$0.25
Weighted average shares outstanding
Basic	41,752	41,606
Diluted	41,768	41,636
Dividends per share of common stock	$0.15375	$0.14875

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	June 30	June 30
For the Six-Months ended:	2011	2010

Operating revenue	$229,546	$208,593
Operating expenses:
Operations:
Water production costs	76,703	72,289
Administrative and General	41,056	35,924
Other operations	30,373	28,315
Maintenance	10,487	10,109
Depreciation and amortization	24,961	21,430
Income taxes	7,397	8,499
Property and other taxes	9,066	7,990
Total operating expenses	200,043	184,556

Net operating income	29,503	24,037

Other income and expenses:
Non-regulated revenue	8,072	7,113
Non-regulated expenses, net	(6,933)	(7,237)
Gain on sale of non-utility property	62	—
Income tax (expense) benefit on other income and expenses	(478)	60
Net other income (expense)	723	(64)

Interest expense:
Interest Expense	16,549	13,428
Less: capitalized interest	(1,232)	(1,854)
Net interest expense	15,317	11,574

Net income	$14,909	$12,399

Earnings per share
Basic	$0.36	$0.30
Diluted	$0.36	$0.30
Weighted average shares outstanding
Basic	41,724	41,582
Diluted	41,740	41,612
Dividends per share of common stock	$0.30750	$0.29750